April 14, 1998



IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota 55440-0010

RE:      Registration Statement on Form S-1
         File No. 333-42793

Ladies and Gentlemen:

I am familiar with the establishment of IDS Life Account MGA (the "Account"), a non-unitized separate account of IDS Life Insurance Company (the "Company"), established by the Company's Board of Directors according to applicable insurance law. I also am familiar with the above-referenced Registration Statement filed by the Company on behalf of the Account with the Securities and Exchange Commission.

I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following opinion:

1. The Company is duly incorporated, validly existing and in good standing under applicable state law and is duly licensed or qualified to do business in each jurisdiction where it transacts business. The Company has all corporate powers required to carry on its business and to issue the contracts.

2.       The Account validly exists pursuant to Minnesota law.

3. The contracts, when issued, offered and sold in accordance with the prospectus contained in the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


_______________________________________________
William A. Stoltzmann
Vice President, General Counsel and Secretary